As filed with the Securities and Exchange Commission on February 11, 2003.

Registration
No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

GEAC COMPUTER CORPORATION LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation or Organization)	— (I.R.S. Employer Identification No.)

11 Allstate Parkway, Suite 300, Markham, Ontario (Address of Principal Executive Offices)	L3R 9T8 (Zip Code)

GEAC COMPUTER CORPORATION LIMITED STOCK OPTION PLAN V
GEAC COMPUTER CORPORATION LIMITED STOCK OPTION PLAN VI
(Full Title of the Plans)
____________________

Paul D. Birch
President and CEO
Geac Computer Corporation Limited
11 Allstate Parkway, Suite 300
Markham, Ontario L3R 9T8
Canada
(Name and Address of Agent For Service)

(905) 475-0525
(Telephone Number, Including Area Code, of Agent For Service)
____________________

WITH COPIES TO:
Peter M. Rosenblum, Esquire
Robert W. Sweet, Jr., Esquire
Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
(617) 832-1000
____________________

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be		Aggregate Offering	Aggregate Offering	Amount of
to be Registered	Registered		Price Per Share	Price	Registration Fee

common shares, no par value	686,000	(1)	$8.33 (2)	$5,714,380.00	$525.72
common shares, no par value	3,595,500	(3)	$3.50 (2)	$12,584,250.00	$1,157.75

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Aggregate Offering	Aggregate Offering	Amount of
to be Registered	Registered	Price Per Share	Price	Registration Fee

common shares, no par value	2,280,097 (4)	$2.67 (5)	$6,087,858.99	$560.08

Total	6,561,597		$24,386,488.99	$2,243.55

(1)	Represents common shares of Geac Computer Corporation Limited issuable upon exercise of outstanding stock options granted pursuant to the Geac Computer Corporation Limited Stock Plan V.

(2)	Calculated pursuant to Rule 457(h)(1) under the Securities Act of 1933 based on the weighted average exercise price per share of the options outstanding under the stock option plan, converted to United States dollars based on the exchange rate on February 10, 2003 of US$1.00 equals CDN$1.5311.

(3)	Represents common shares of Geac Computer Corporation Limited issuable upon exercise of outstanding stock options granted pursuant to the Geac Computer Corporation Limited Stock Plan VI.

(4)	Represents common shares of Geac Computer Corporation Limited issuable upon exercise of stock options available for grant pursuant to the Geac Computer Corporation Limited Stock Plan VI.

(5)	Calculated pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933 based on the average of the high and low sale prices of the common shares as reported on the Toronto Stock Exchange on February 10, 2003 of CDN$4.09, converted to United States dollars based on the exchange rate on February 10, 2003 of US$1.00 equals CDN$1.5311.

PART I

INFORMATION REQUIRED IN THE 10 (a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

               * Information is not required to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Commission are incorporated in this registration statement by reference:

     (a)  The registration statement on Form F-4 (File No. 333-103019) filed by Geac Computer Corporation Limited (“Geac”) with the Commission on February 6, 2003, as amended, under the Securities Act of 1933, as amended and any amendments or reports filed for the purpose of updating such description.

     (b)  In addition, all documents subsequently filed with the Commission by Geac pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Geac’s authorized capital consists of an unlimited number of common shares without nominal or par value and an unlimited number of preference shares without nominal or par value, issuable in series.

     The securities registered hereby are common shares of Geac. Geac common shares are listed on the Toronto Stock Exchange. Geac’s common shares entitle their holders to receive notice of and attend all meetings of shareholders, and to vote thereat, except meetings at which only holders of a specified class of shares (other than common shares) or a specified series are entitled to vote. The holders of common shares are entitled to dividends, if, as, and when declared by the board of directors of Geac. The common shares are entitled upon liquidation, dissolution or winding-up of Geac to receive the remaining assets of the corporation, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Geac.

     Geac’s preference shares may from time to time be issued in one or more series, subject to the sending to the appropriate authorities of articles of amendment in prescribed form and the issuance of a certificate of amendment in respect thereof. The directors may fix from time to time before such issue the number of shares which is to comprise each series of preference shares and the designations, rights, privileges, restrictions and conditions attaching to each series of preference shares. The preference shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, or any other return of capital or distribution of assets of Geac among its shareholders for the purpose of winding up its affairs, be entitled to preference over the common shares. Geac has no preference shares outstanding as of December 31, 2002.

Geac Shareholder Rights Plan

     Geac has adopted a shareholder protection rights plan as set forth in the Geac rights agreement. This summary is qualified by, and is subject to, the full terms and conditions set forth in the rights agreement establishing the Geac rights plan. The rights agreement will expire at the annual meeting of Geac shareholders to be held in 2003, subject to earlier termination or expiration of the rights as set out in the rights agreement.

     The board of directors of Geac authorized the issuance of one right for each Geac common share that was outstanding on March 15, 2000, which is referred to as the record time. One right will also be issued for each voting share (which includes the common shares and any other shares in or interests of Geac entitled to vote generally in the election of directors) issued after the record time and prior to the separation time (as defined below), subject to the earlier termination or expiration of the rights as set out in the rights agreement.

     Until the separation time, the exercise price of each right is three times the market price, from time to time, of the common shares. From and after the separation time, the exercise price is three times the market price, as at the separation time, per common share. The exercise price is subject to adjustment as set out in the rights agreement.

     Until the separation time, the rights will be evidenced by the certificates representing the associated common shares and will be transferable only together with the associated common shares. After the separation time, separate certificates evidencing the rights will be mailed to holders of record of voting shares (other than any shareholder or group of shareholders making a take-over bid) as of the separation time and such separate rights certificates alone will evidence the rights. The rights are listed on the Toronto Stock Exchange.

     The rights are not exercisable and do not trade separately from their associated voting shares until the “separation time.” The “separation time” is the close of business on the tenth trading day after the earlier of (i) the stock acquisition date, which is the first date of public announcement of facts indicating that a person has become an acquiring person (as defined below); and (ii) the date of the commencement of, or first public announcement of the intent of any person (other than Geac or any subsidiary of Geac) to commence, a take-over bid (other than a permitted bid or a competing permitted bid, each as defined in the rights agreement). The separation time can also be such later date as may from time to time be determined by the board of directors.

     An “acquiring person” is a person who is the beneficial owner (as defined in the rights agreement) of 20% or more of the outstanding voting shares of Geac. Excluded from the definition of acquiring person are Geac and its subsidiaries and any person who becomes the beneficial owner of 20% or more of the outstanding voting shares as a result of one or any combination of a voting share reduction, a pro rata acquisition, a permitted bid acquisition, an exempt acquisition or a convertible security acquisition (all as defined in the rights agreement). Also excluded from the definition of acquiring person are underwriters or banking group or selling group members acting in connection with a distribution of securities and any “grandfathered person” (generally, any person who is the beneficial owner of 20% or more of the outstanding voting shares at the date of the rights agreement). To Geac’s knowledge, there are no grandfathered persons.

     A “flip-in event” occurs when any person becomes an acquiring person. If a flip-in event occurs prior to the expiration time that has not been waived by the board of directors pursuant to the terms of the rights agreement, each right (except for rights beneficially owned or which may thereafter be beneficially owned by an acquiring person or a transferee of such a person, which rights will become null and void) shall constitute the right to purchase from Geac, on payment of the exercise price, Geac common shares having an aggregate market price equal to twice the exercise price, for an amount in cash equal to the exercise price, subject to anti-dilution adjustments.

     The rights agreement further addresses the concepts of beneficial ownership, waiver, anti-dilution adjustments, redemption and amendments to the rights agreement.

Item 5. Interests of Named Experts and Counsel.

     The validity of the securities registered hereby is being passed upon for Geac by Blake, Cassels & Graydon LLP, Toronto, Ontario, Canada. Craig C. Thorburn, Geac’s Senior Vice President, Mergers & Acquisitions, and Corporate Secretary, is a partner of Blake, Cassels & Graydon LLP.

Item 6. Indemnification of Directors and Officers.

     Article 9 of Geac’s bylaws provides that Geac shall indemnify its officers and directors to the extent permitted by the Canada Business Corporations Act. The Canada Business Corporations Act provides that a corporation may advance monies to a director, or officer or other individual for the costs, charges and expenses of a proceeding for which the corporation is permitted to indemnify such a person. The individual shall repay such monies if he or she does not fulfill the conditions for indemnification. Under the Canada Business Corporations Act, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer of another body corporate referred to as an “indemnifiable person,” against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, investigative or administrative action or proceeding in which the indemnifiable person is involved because of their association with the corporation or such body corporate, if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and: (i) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An indemnifiable person is entitled under the Canada Business Corporations Act to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set forth in (i) and (ii), above.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	Restated Certificate and Articles of Incorporation of Geac (filed as Exhibit 3.1 to Geac’s registration statement on Form F-4, as amended, File Number 333-103019, and incorporated herein by reference).

4.2	By-Laws of Geac (filed as Exhibit 3.2 to Geac’s registration statement on Form F-4, as amended, File Number 333-103019, and incorporated herein by reference).

4.4	Geac Stock Option Plan V (filed as Exhibit 10.3 to Geac’s registration statement on Form F-4, as amended, File Number 333-103019, and incorporated herein by reference).

4.5	Geac Stock Option Plan VI (filed as Exhibit 10.4 to Geac’s registration statement on Form F-4, as amended, File Number 333-103019, and incorporated herein by reference).

5.1	Opinion of Blake, Cassels & Graydon LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on the signature page hereto).

Item 9. Undertakings.

     1.     The undersigned registrant hereby undertakes:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (d) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     3.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Markham, on this 11th day of February, 2003.

GEAC COMPUTER CORPORATION LIMITED

By:	/s/ Paul D. Birch Paul D. Birch President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Paul D. Birch and Arthur Gitajn, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul D. Birch Paul D. Birch	President and Chief Executive Officer, Director and Authorized Representative in the United States (principal executive officer)	February 11, 2003

/s/ Arthur Gitajn Arthur Gitajn	Chief Financial Officer (principal financial officer and principal accounting officer)	February 11, 2003

/s/ Charles S. Jones Charles S. Jones	Chairman of the Board of Directors	February 11, 2003

/s/ Thomas I.A. Allan, Q.C. Thomas I.A. Allen, Q.C.	Director	February 11, 2003

/s/ David Friend David Friend	Director	February 11, 2003

/s/ C. Kent Jespersen C. Kent Jespersen	Director	February 11, 2003

/s/ Pierre MacDonald Pierre MacDonald	Director	February 11, 2003

/s/ Michael D. Marvin Michael D. Marvin	Director	February 11, 2003

/s/ William G. Nelson William G. Nelson	Director	February 11, 2003

/s/ Robert L. Sillcox Robert L. Sillcox	Director	February 11, 2003

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Restated Certificate and Articles of Incorporation of Geac (filed as Exhibit 3.1 to Geac’s registration statement on Form F-4, as amended, File Number 333-103019, and incorporated herein by reference).

4.2	By-Laws of Geac (filed as Exhibit 3.2 to Geac’s registration statement on Form F-4, as amended, File Number 333-103019, and incorporated herein by reference).

4.3	Geac Stock Option Plan V (filed as Exhibit 10.3 to Geac’s registration statement on Form F-4, as amended, File Number 333-103019, and incorporated herein by reference).

4.4	Geac Stock Option Plan VI (filed as Exhibit 10.4 to Geac’s registration statement on Form F-4, as amended, File Number 333-103019, and incorporated herein by reference).

5.1	Opinion of Blake, Cassels & Graydon LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on the signature page hereto).